                               SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             FIRST PACIFIC NETWORKS, INC.
                   (Name of Registrant as Specified In Its Charter)

                             FIRST PACIFIC NETWORKS, INC.
                                     871 FOX LANE
                             SAN JOSE, CALIFORNIA  95131
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)   Title of each class of securities to which transaction applies:

         -------------------------------------------------------------------
    2)   Aggregate number of securities to which transaction applies:

         -------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -------------------------------------------------------------------
    4)   Proposed maximum aggregate value of transaction:

         -------------------------------------------------------------------
    5)   Total fee paid:

         -------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)   Amount Previously Paid:

         -------------------------------------------------------------------
    2)   Form, Schedule or Registration Statement No.:

         -------------------------------------------------------------------
    3)   Filing Party:

         -------------------------------------------------------------------
    4)   Date Filed:

         -------------------------------------------------------------------

                                   PRELIMINARY COPY

                             FIRST PACIFIC NETWORKS, INC.
                                     871 FOX LANE
                              SAN JOSE, CALIFORNIA 95131

                              _________________________

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD SEPTEMBER 17, 1996

                              _________________________

Dear Stockholder:

    You are invited to attend the Annual Meeting of Stockholders of First Pacific Networks, Inc. (the "Company"), which will be held Tuesday, September 17, 1996 at 10:00 a.m. Pacific Daylight Time at The Beverly Heritage Hotel, 1820 Barber Lane, Milpitas, California 95035 for the following purposes:

    1. To elect one (1) Class I director to hold office for a term of three years and until his successor is elected and qualified;

    2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 55,000,000 shares to 90,000,000 shares.

    3. To ratify the selection of Coopers & Lybrand L.L.P. as independent accountants; and

    4. To consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

    Stockholders of record at the close of business on July 26, 1996, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the Reception Desk at The Beverly Heritage Hotel, 1820 Barber Lane, Milpitas, California 95035.

                             By Order of the Board of Directors,



                             Kenneth W. Schneider
                             SECRETARY

San Jose, California
July 29, 1996

                             FIRST PACIFIC NETWORKS, INC.
                                     871 FOX LANE
                              SAN JOSE, CALIFORNIA 95131

                                ______________________

                  PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                ______________________


   The accompanying proxy is solicited by the Board of Directors of First Pacific Networks, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Tuesday, September 17, 1996, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is July 29, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                                 GENERAL INFORMATION

    ANNUAL REPORT. An annual report for the fiscal year ended March 31, 1996, is enclosed with this Proxy Statement.

    VOTING SECURITIES. Only stockholders of record as of the close of business on July 26, 1996, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were ___________ shares of Common Stock of the Company, par value $.001 per share, issued and outstanding. Stockholders may vote in person or in proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of votes of the outstanding shares shall constitute a quorum for the transaction of business at the meeting.

    SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

    VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

    STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth certain information, as of March 31, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each of the persons named in the Summary Compensation Table with the exception of Rajiv Jaluria and Donald G. Marquart who at March 31, 1996 were no longer executive officers or directors of the Company, and (iv) all executive officers and directors of the Company as a group.

                                                SHARES OWNED (2)
                                    ------------------------------------------
NAME AND ADDRESS OF                                       PERCENTAGE OF COMMON
BENEFICIAL OWNER (1)                  NUMBER OF SHARES            STOCK
- - --------------------                -------------------   --------------------

Entergy Enterprises, Inc (3) . . . .   1,715,235                   5.1%
  Three Financial Centre
  900 S. Shackleford Road
  Little Rock, AR 72211

Craig J. Brunet (4)  . . . . . . . .      37,440                     *

William A. Wilson (5). . . . . . . .      30,000                     *

Paul C. O'Brien (6). . . . . . . . .      85,000                     *

M. Peter Thomas (7). . . . . . . . .      45,555                     *

Bill B. May, Ph.D. (8) . . . . . . .      15,000                     *

Robert P. McNamara, Ph.D. (9). . . .     468,024                   1.4%

Samuel R. Dunlap, Jr. (10) . . . . .     104,786                     *

Kenneth W. Schneider (11). . . . . .      98,610                     *

All current officers and directors
of the Company as a group
(8 persons) (12) . . . . . . . . . .     884,415                   2.6%

- - ----------------------------
*Less than 1%.

(1) Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 871 Fox Lane, San Jose, California 95131.

(2) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3) Based on a Schedule 13D/A filed by Entergy Enterprises, Inc. with the Securities and Exchange Commission (the "SEC") on April 20, 1994.

(4) Includes 37,440 shares subject to stock options exercisable within sixty days of March 31, 1996.

(5) Includes 30,000 shares subject to stock options exercisable within sixty days of March 31, 1996.

(6) Includes 30,000 shares subject to stock options exercisable within sixty days of March 31, 1996.

(7) Includes 45,555 shares subject to stock options exercisable within sixty days of March 31, 1996.

(8) Includes 15,000 shares subject to stock options exercisable within sixty days of March 31, 1996.

(9) Includes 142,572 shares subject to stock options exercisable within sixty days of March 31, 1996.

(10) Includes 104,786 shares subject to stock options and warrants exercisable within sixty days of March 31, 1996.

(11) Includes 93,610 shares subject to stock options exercisable within sixty days of March 31, 1996.

(12) Includes 498,963 shares subject to stock options and warrants exercisable within sixty days of March 31, 1996 and excludes securities held by James D. Bletas who joined the Company on May 6, 1996 and became an executive officer as of June 20, 1996.

                                ELECTION OF DIRECTORS

    The Company has a classified Board of Directors currently consisting of two (2) Class I directors (Robert P. McNamara, Ph.D. and Samuel R. Dunlap, Jr.), two (2) Class II directors (Craig J. Brunet and William A. Wilson) and three (3) Class III directors (Paul C. O'Brien, M. Peter Thomas and Bill B. May, Ph.D.), who will serve until the Annual Meetings of Stockholders to be held in 1996, 1997 and 1998, respectively, and/or until their respective successors are duly elected and qualified. Each director is elected for a term of three years to succeed the director in such class whose term expires at the annual meeting at which such director is being elected.

    Rajiv Jaluria and Donald G. Marquart resigned from positions as Class III and Class II directors, effective June 20, 1995 and July 13, 1995, respectively. Bill B. May, Ph.D was appointed by the Board of Directors effective July 18, 1995 to fill the vacancy in Class III created by Mr. Jaluria's resignation. There is currently one vacancy in Class II due to Mr. Marquart's resignation in July 1995. The Company is currently seeking a qualified non-employee director to fill the vacancy in Class II.

    Management's nominee for election at the 1996 Annual Meeting of Stockholders to Class I of the Board of Directors is Robert P. McNamara, Ph.D. If elected, Dr. McNamara will serve as director until the Company's Annual Meeting of Stockholders in 1999, and/or until his successor is elected and qualified. If Mr. McNamara declines to serve or becomes unavailable for any reason, or if a vacancy occurs before his election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as management may designate.

    If a quorum is present and voting, the nominee for the position of Class I director receiving the highest number of votes will be elected.
Abstentions and shares held by brokers which are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes" will be counted as present for purposes of determining if a quorum is present.

    Mr. Samuel R. Dunlap, Jr. has notified the Company that he does not intend to stand for re-election after the completion of his term as Class I director in September 1996. The Company is currently seeking a qualified non-employee director to fill the anticipated vacancy in Class I created by Mr. Dunlap's departure.

    The following table sets forth for the Company's current directors, with the exception of Samuel R. Dunlap, Jr. who is not standing for re-election, including the Class I nominee, Robert P. McNamara, Ph.D, to be elected at the 1996 Annual Meeting. The table also sets forth certain other specified information with respect to age and background.


    NAME                   POSITION WITH THE COMPANY       AGE             DIRECTOR SINCE
    ----                   -------------------------       ---             --------------
CLASS I DIRECTOR WHOSE TERM EXPIRES AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS:

  Robert P.McNamara, Ph.D.  Director, Executive           46                    1988
                            Vice President and
                            Chief Technical Officer

CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS:

  Craig J. Brunet           Chairman of the Board         48                    1991

  William A. Wilson         Director                      81                    1994

CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS:

  Paul C. O'Brien           Director                      57                    1994

  M. Peter Thomas           Director, President and       54                    1994
                            Chief Executive Officer

  Bill B. May, Ph.D.        Director                      60                    1995



    ROBERT P. MCNAMARA, PH.D. Dr. McNamara has served as Executive Vice President, Chief Technical Officer and a Director since February 1988, when the Company acquired the assets and technology of Tsunami Technologies Corporation ("Tsunami"), which Dr. McNamara, along with Donald G. Marquart, founded in 1983. Dr. McNamara also served as Vice President of Engineering of the Company from June 1995 through June 1996. Dr. McNamara is the principal inventor of the Company's technology. From August 1983 to February 1988, Dr. McNamara was the Vice President and Chief Scientist at Tsunami. From 1981 until founding Tsunami, Dr. McNamara was with Sytek Incorporated, a local area network manufacturer, serving first as Program Manager for MetroNet Development, a large city-wide data communication, local area networking and videotex development program, and then as Manager of Network Architecture. From 1980 to 1981, Dr. McNamara served as Manager of Business/Residence Planning at GTE Service Corporation. Dr. McNamara was a member of the Technical Staff of Bell Laboratories from 1978 to 1980, where he participated in the design of telecommunications systems such as the Local Area Digital Transport System. Dr. McNamara holds a Ph.D. in Applied Physics from the California Institute of Technology and is published in several fields, including combustion engineering, solid state semiconductor physics and communications theory.

    CRAIG J. BRUNET. Mr. Brunet was appointed Chairman of the Board in March 1993. Mr. Brunet served as President and Chief Executive Officer from February 1993 until June 26, 1995 and as an employee through January 31, 1996. Mr. Brunet has served as a Director of the Company since August 1991, having initially been appointed as the designee of Entergy Enterprises, Inc. Prior to joining the Company, Mr. Brunet was a Director of Entergy Enterprises, Inc. from May 1991 until February 1993 and was Senior Vice President of the Transmission, Distribution and Customer Services organization of Entergy Corporation, the parent of Entergy Enterprises, Inc. From March 1989 to February 1991, Mr. Brunet served as Senior Vice President of Marketing for Entergy Services, Inc. Prior to joining Entergy, Mr. Brunet had 15 years management experience with AT&T and AT&T Information Systems, serving as Director of Strategic Planning from October 1984 to March 1986, Director of AT&T's National Sales School from March 1986 to March 1989. Mr. Brunet served as Chairman of the Strategic Planning Subcommittee of the Electric Power Research Institute's Customer Systems Division in Palo Alto, California from January 1990 to December 1992. In addition, Mr. Brunet currently serves as the Chairman of the Board of Directors of Credit Depot Corporation, a multi-state financial services company; a member of the Board of Directors of Intelnet International, a privately held management and integration company; President of the Lewisberg group, a financial and management consulting firm; and Vice Chairman of Wharton Partners, a financial consulting firm.

    WILLIAM A. WILSON. Ambassador Wilson has served as a Director of the Company since July 1994. Ambassador Wilson was the first United States Ambassador to the Holy See (the Vatican), Rome from 1981 to 1986. From September 1986 to February 1992, he served as a financial consultant at Shearson Lehman Brothers Inc. and at Smith Barney. Ambassador Wilson has served on the Board of Directors of Incomnet, Inc., The National Registry Inc. and Orbit Technologies, Inc. Prior to that time, he served on the Board of Directors of several companies, including Earle M. Jorgensen Company, The Pennzoil Company and Western Energy Management, Inc. From 1980 to 1981, Ambassador Wilson was Chairman of the Presidential Personnel Selection Committee. In June 1993, the SEC instituted an administrative proceeding against Ambassador Wilson in his capacity as a Director of Earle M. Jorgensen Company, alleging violations of Section 14(d) and 14(e) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14d-9 thereunder. Without admitting or denying the allegations of the SEC, Ambassador Wilson entered into a settlement whereby he was ordered to permanently cease and desist from committing or causing any violation, and from committing or causing any future violation, of Section 14(d) and 14(e) of the Exchange Act and Rule 14d-9 thereunder.

    PAUL C. O'BRIEN. Mr. O'Brien has served as a Director of the Company since October 1994. Mr. O'Brien has over 30 years of telecommunications industry experience, having served in executive positions with increasing levels of responsibility within the Bell System since joining New York Telephone in 1964. Prior to his appointment as Chairman of New England Telephone in June 1993, Mr. O'Brien had served for five years as President and Chief Executive Officer of that company. He began his employment with New England Telephone after ending his relationship with New York Telephone and after being named Executive Vice President and Chief Operating Officer of New England Telephone in 1987. Mr. O'Brien was elected an officer at New York Telephone in 1977 and was named a Vice President in 1983 concurrently with being appointed Chairman and President of NYNEX Material Enterprises. He began his career in technical marketing with General Electric in 1960, resigning in 1961 to serve as an officer in the United States Air Force where he attained the rank of Captain. He joined New York Telephone on his release from active duty. Mr. O'Brien has served in various capacities on behalf of numerous community and business organizations, including serving as Chairman of the following: Greater Boston Chamber of Commerce, the Boston Coordinating Committee, the Center for Corporate Community Relations -Boston College, the Boston Private Industry Youth Program, the Governor's Council of Economics & Technology and the Old North Church Foundation. He also serves as a member of the Board of Directors of the Bank of Boston, as President of Jobs for Massachusetts, Inc., as a trustee of the New England Aquarium and as a Curator of the Museum of Science. Mr. O'Brien received a degree in Electrical Engineering from Manhattan College in 1960 and an M.B.A. from New York University in 1968. He holds Honorary Degrees from the University of Massachusetts, the Wentworth Institute and Northeastern University, which named him CEO of the year in 1992 and where he serves as a member of the Board of Visitors and on its Executive Committee.

    M. PETER THOMAS. Mr. Thomas has served as a Director of the Company since September 1994 and as President and Chief Executive Officer since June 1995. Mr. Thomas, who has more than twenty years of experience in senior management from his various positions with a number of technology firms, served from January 1986 through June 1989 as President and Chief Executive Officer of Ericsson North America, a subsidiary of Sweden's L.M. Ericsson, prior to co-founding in 1989 the Stanbridge Group, a consulting firm that develops joint ventures and other forms of strategic alliance. Prior to his relationship with Ericsson North America, Mr. Thomas was President of Telenova, Inc. from 1984 to 1986, where he worked to develop and conclude strategic partnerships that encompassed equity investments, joint product development and OEM supply. Earlier in his career, Mr. Thomas spent six years with Northern Telecom, holding key positions as General Auditor and then as General Manager of four different divisions, and seven years with ITT, the final three years as President of the Network Systems Division. Mr. Thomas also served as President and Chief Executive Officer of Data-Design Laboratories Inc. from February 1990 to July 1991, where he worked to refocus the company on its U.S. and European electronic manufacturing services business. Mr. Thomas received an M.B.A. from Harvard University and a Bachelor's Degree in Aerospace Engineering from Princeton University. See "Family Relationships" below for more information.

    BILL B. MAY, PH.D. Dr. May has served as a Director of the Company since July 1995. Dr. May brings 37 years of electronics experience to his new role with the Company. Dr. May has been the Chief Executive Officer of NXX Corporation (formerly Neonix, Inc.), a manufacturer of electronic switching power supplies for the neon sign market, from 1993 to present. Prior to joining NXX Corporation, Dr. May was a Vice President of The Boeing Company from 1987 to 1992, and Chairman of the Board, President and Chief Executive Officer for ARGO Systems, Inc., a company he co-founded in 1969, now a subsidiary of The Boeing Company, from 1969 to 1992. Dr. May is an active member of the National Academy of Engineering, the Association of Old Crows and Sigma Xi. He has also been a consultant to the Packard Commission and to the Defense Science Board Summer Study on Commercial Procurement in addition to service on the Cal Poly School of Business Advisory Council. He previously has been a member of the American Electronics Association's Government Business Committee, The President's Roundtable, the Institute of Electrical and Electronic Engineering, and the National Association of Corporate Directors. He continues to serve as a member of the Board of Directors of NXX Corporation, Mirage Inc., Tradec, Inc., Delfin, Inc. and The Tech Museum of Innovation in San Jose, California. He has also served as a Director of the American Electronics Association and as a Trustee of the South Dakota School of Mines and Technology Foundation. Dr. May received B.S. and M.S. degrees in Electrical Engineering from the South Dakota School of Mines and Technology in 1957 and 1958, respectively, and his Ph.D. in Electrical Engineering from Stanford University in 1964. He has been the recipient of the Guy March Medal from South Dakota School of Mines and Technology, the Wall Street Transcript's Bronze Award for Chief Executive Aerospace-Defense Electronics -- Best Management, and the Association of Old Crows Executive Management Medal. See "Family Relationships" below for more information.

    FAMILY RELATIONSHIPS. During the fiscal year ended March 31, 1996, Dr. Bill B. May's son was married to M. Peter Thomas' step-daughter.

    BOARD MEETINGS. During the fiscal year ended March 31, 1996, the Board held twenty-four (24) meetings. Each director serving on the Board during his respective term in fiscal year 1996 attended at least 75% of the meetings of the Board and the Committees on which he served during such period, except Samuel R. Dunlap, Jr. who attended approximately 17% of the meetings of the Board of Directors and approximately 43% of the Committees on which he served.

    COMMITTEES OF THE BOARD. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The members of the Audit Committee during the fiscal year ended March 31, 1996 were Samuel R. Dunlap, Jr., Paul C. O'Brien, Bill B. May, Ph.D. and William A. Wilson. The responsibilities of the Audit Committee include the selection of the independent public accountants, the review of the annual audit, the approval of non-audit professional services performed by such accountants and the review of the scope and adequacy of the Company's internal accounting controls. The Audit Committee met three (3) times during fiscal 1996.

    The members of the Compensation Committee during the fiscal year ended March 31, 1996 were Samuel R. Dunlap, Jr., Paul C. O'Brien, William A. Wilson and Bill B. May, Ph.D. The Compensation Committee met eleven (11) times during fiscal 1996. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company, and, along with the Board of Directors, administers the Company's 1990-91 and 1994 Stock Option Plans.

    The members of the Nominating Committee during the fiscal year ended March 31, 1996 were Craig J. Brunet, M. Peter Thomas and William A. Wilson. The Nominating Committee met one (1) time during fiscal 1996. The Nominating Committee considers and recommends action to the Board of Directors regarding nominations to the Board of Directors. Pursuant to the Company's Bylaws, nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors if such nomination is received by the Secretary of the Company not less than 120 calendar days in advance of the date in the current year that the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders.

    DIRECTOR COMPENSATION. Directors receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. The Company's 1994 Stock Option Plan provides for automatic annual grants of options to purchase 15,000 shares of Common Stock to non-employee directors at the fair market value on the date of grant. Each of Samuel R. Dunlap, Jr., Paul C. O'Brien and William A. Wilson received option grants to purchase 15,000 shares at the fair market value of the Company's Common Stock on the date of grant during the fiscal year ended March 31, 1996. In connection with his appointment as a director, Bill B. May, Ph.D was also granted an option in July 1995 to purchase 15,000 shares at the fair market value on the date of grant.

                       EXECUTIVE COMPENSATION AND OTHER MATTERS

    EXECUTIVE COMPENSATION. The following table sets forth information concerning the compensation of (i) the Chief Executive Officer of the Company and the two other most highly compensated executive officers of the Company as of March 31, 1996 whose total salary and bonus for the year ended March 31, 1996 exceeded $100,000, for services in all capacities to the Company and its subsidiaries, during the fiscal years ended March 31, 1996, 1995 and 1994 and (ii) certain former executive officers of the Company whose total salary and bonus for the year ended March 31, 1996 exceeded $100,000, for services in all capacities to the Company and its subsidiaries, during the fiscal years ended March 31, 1996, 1995 and 1994.

                                    SUMMARY COMPENSATION TABLE



                                                                             LONG TERM
                                                                           COMPENSATION
                                    ANNUAL COMPENSATION                        AWARDS
                                    -------------------                     -----------
                                                                             SECURITIES
                                                            OTHER ANNUAL      UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(1)   COMPENSATION      OPTIONS(2)      COMPENSATION(3)
- - ---------------------------    ----    ------    --------   ------------      ----------      ---------------
   M. Peter Thomas(4)          1996   $165,000       $0            $0          100,000           $6,219
     President and             1995         --       --            --           15,000               --
 Chief Executive Officer       1994         --       --            --               --               --

   Robert P. McNamara          1996    165,000        0              (5)        25,000            2,222
  Executive Vice President     1995    170,792   16,125             0                0            1,874
and Chief Technical Officer    1994    129,000   24,187             0                0            1,888

   Kenneth W. Schneider(6)     1996    165,000        0             0           15,000            1,388
  Executive Vice President     1995    165,000        0             0          125,000(8)         1,040
 and Chief Financial Officer   1994    130,211(7)     0             0           93,000            1,040


FORMER EXECUTIVE OFFICERS:

    Craig J. Brunet(9)         1996    214,166        0        94,101(10)     100,000(18)         4,283
                               1995    283,295        0              (5)      375,000(11)         3,935
                               1994    275,000        0        37,003(12)     225,000             3,951

    Rajiv Jaluria(13)          1996     53,846        0       139,681(14)      40,000             3,128
                               1995    200,000        0             0         335,000(15)         6,075
                               1994    156,923        0        30,000(16)     260,000             6,091

 Donald G. Marquart(17)        1996    165,000        0              (5)       25,000             3,493
                               1995    170,792   16,125             0               0             3,289
                               1994    129,000   24,187             0               0             3,301


- - -------------------

(1) Bonuses are paid based on Company performance and individual objectives set by the Compensation Committee. No Company performance bonuses were paid in fiscal 1995 or fiscal 1994. Individual performance bonuses were paid in fiscal 1994 to Messrs. McNamara and Marquart. Bonuses were paid to Messrs. McNamara and Marquart during fiscal 1995 pursuant to their respective employment agreements. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

(2) In May 1994, as a result of a broad decline in the fair market value of the Company's stock, the Compensation Committee determined that it was in the best interests of the Company to offer to all current option holders the opportunity to exchange outstanding options with an exercise price above the then current trading price for options with an exercise price equal to the then current fair market value. Under the Compensation Committee-approved changes, optionees who agreed to the cancellation of their outstanding options received in exchange a new option, with all prior vesting forfeited, exercisable for the same number of shares with an exercise price of $8.00 per share, the fair market value of the Company's Common Stock on May 10, 1994, the date of the exchange.

(3) Consists of term life insurance premiums paid by the Company for the benefit of the named executive officer.

(4) Mr. Thomas was appointed President and Chief Executive Officer in June 1995. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(5) Total amount of personal benefits paid to executive officer during fiscal year was less than the lesser of (i) $50,000 and (ii) 10% of such executive officer's total reported salary and bonus.

(6) Mr. Schneider was appointed Vice President Finance and Chief Financial Officer in January 1993, Executive Vice president in August 1993 and Corporate Secretary in March 1996. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(7) Includes $10,211 of a retroactive salary increase paid in April 1994 for the fiscal year ended March 31, 1994.

(8) Includes options to purchase an aggregate of 120,000 shares which were repriced May 10, 1994, replacing options to purchase 93,000 shares granted during fiscal 1994 and options to purchase an aggregate of 27,000 shares granted during fiscal 1993. For more information, see "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(9) Mr. Brunet resigned from his positions as President and Chief Executive Officer of the Company in June 1995 and as an employee in February 1996 and entered into a one-year consulting agreement which commenced February 1, 1996. He remains with the Company as its Chairman of the Board of Directors. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and--"Certain Transactions."

(10) Includes a car allowance of $16,694, payment for accrued vacation of $36,711 and consulting fees of $40,696.

(11) Includes options to purchase an aggregate of 325,000 shares which were repriced May 10, 1994, replacing options to purchase 225,000 shares granted in fiscal 1994 and options to purchase an aggregate of 100,000 shares granted in fiscal 1993. For more information see "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(12)     Includes a car allowance of $13,500 and relocation expenses of $23,503.

(13) Mr. Jaluria resigned from his positions as Chief Operating Officer and Director of the Company in June 1995. Subsequent to that event, the Company entered into a one-year consulting agreement with Mr. Jaluria commencing June 30, 1995. Mr. Jaluria is no longer an employee of the Company. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and--"Certain Transactions."

(14) Includes payment for accrued vacation of $31,681 and consulting fees of $108,000.

(15) Includes options to purchase an aggregate of 335,000 shares which were repriced May 10, 1994, replacing options to purchase 260,000 shares granted in fiscal 1994 and options to purchase an aggregate of 75,000 shares granted in fiscal 1993.

(16) Includes $30,000 of compensation paid to Mr. Jaluria pursuant to a consulting agreement previously entered into between the Company and Mr. Jaluria.

(17) Mr. Marquart resigned from his positions as Executive Vice President and Director of the Company in April 1995 and July 1995, respectively.

(18) In connection with Mr. Brunet's resignation as an employee of the Company in February 1996, he agreed to the termination of all unexercised options granted to him as an officer or employee of the Company, including options to purchase 50,00 shares granted to him in fiscal 1996. See also "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and--"Certain Transactions."

    STOCK OPTIONS GRANTED DURING FISCAL 1996. The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended March 31, 1996 to the persons named in the Summary Compensation Table.

                       STOCK OPTION GRANTS IN LAST FISCAL YEAR


                                                                                              Potential Realizable Value
                                                                                              at Assumed Annual Rates of
                                                                                               Stock Price Appreciation
                                              Individual Grants in Fiscal 1996                    for Option Term(1)
                            ----------------------------------------------------------------   ----------------------



                             Number of         % of Total
                             Securities          Options
                             Underlying         Granted to       Exercise or
                              Options          Employees in     Base Price (3)   Expiration
Name                         Granted (2)       Fiscal Year         ($/Sh)          Date          5% ($)      10% ($)
- - --------------------------  ------------       ------------     --------------   ----------    ---------   ----------

M. Peter Thomas. . . . . .    100,000             6.1%               $2.75       06/21/02      $112,000    $261,000

Robert P. McNamara . . . .     25,000             1.5%                2.37       06/07/02       24,000       56,500

Kenneth W. Schneider . . .     15,000             0.9%                2.75       06/21/02       16,800       39,150

FORMER EXECUTIVE OFFICERS:

Craig J. Brunet. . . . . .     50,000(4)          3.0%                2.75       06/21/02       56,000      130,500
                               50,000             3.0%                1.03       02/01/03       21,000       48,500

Rajiv Jaluria  . . . . . .     40,000             2.4%                2.75       06/21/02       44,800      104,400

Donald G. Marquart . . . .     25,000             1.5%                2.37       06/07/02       24,000       56,500


- - -----------------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. Shares of stock purchased at $2.75 per share in fiscal 1996 would yield profits of $1.12 per share at 5% appreciation over seven years, or $2.61 per share at 10% appreciation over the same period. Shares purchased at $2.37 per share in fiscal 1996 would yield profits of $.96 per share at 5% appreciation over seven years, or $2.26 per share at 10% appreciation over the same period. Shares purchased at $1.03 per share in fiscal 1996 would yield profits of $.42 per share at 5% appreciation over seven years, or $.97 per share at 10% appreciation over the same period.

(2) Options granted in fiscal 1996 under the Company's 1990-91 and 1994 Stock Option Plans (collectively, the "Option Plans") generally vest over a three year period at the rate of 1/36 per month for each full month of the optionee's continuous employment with the Company. Under the Option Plans, the Board retains discretion to modify the terms, including the price, of outstanding options. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and--"Certain Transactions."

(3) All options were granted at fair market value on the date of grant.

(4) Such options were canceled in February 1996 by the Company in connection with Mr. Brunet's resignation and his entering into a consulting agreement with the Company. See "EXECUTIVE COMPENSATION AND OTHER
    MATTERS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and--"Certain Transactions."

    OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUES. The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended March 31, 1996, and unexercised options held as of March 31, 1996, by the persons named in the Summary Compensation Table.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES(1)


                                     Number of Securities
                                    Underlying Unexercised       Value of Unexercised In-the-
                                     Options at 3/31/96(2)       Money Options at 3/31/96 ($)
                                    ----------------------      -------------------------------
Name                             Exercisable    Unexercisable   Exercisable(3)  Unexercisable(3)
- - ------------------------------------------------------------------------------------------------

M. Peter Thomas                     40,000          75,000        $      0          $       0

Robert P. McNamara                 141,184          18,750               0                  0

Kenneth W. Schneider                86,944          53,056               0                  0

FORMER EXECUTIVE OFFICERS:

Craig J. Brunet                     29,106          45,834           5,083             55,917

Rajiv Jaluria                      336,812         100,974               0                  0

Donald G. Marquart                 170,184          18,750               0                  0

- - ------------------------

    (1) There were no options exercised during the fiscal year ended March 31, 1996 by the persons named in the Summary Compensation Table.

    (2) The exercise price of these options, except for certain options held by Mr. Brunet, were above the market price of the Company's Common Stock on March 29, 1996.

    (3) Based on the closing price of $2.25, as reported on the Nasdaq SmallCap Market, on March 29, 1996, less the exercise price.

    EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS. In June 1995, the Company entered into an employment agreement with Craig J. Brunet (the "Brunet Agreement") which had a term starting June 26, 1995, and ending February 11, 1998 and which superseded and replaced an employment agreement entered into between the Company and Mr. Brunet in April 1994. Pursuant to the Brunet Agreement, Mr. Brunet served as the Chairman of the Board of Directors and as an employee of the Company for a base annual salary of $230,000. Pursuant to the Brunet Agreement, in June 1995, the Company granted Mr. Brunet options to purchase 50,000 immediately-vested shares with an exercise price of $2.75, the fair market value of the Company's Common Stock on the date of grant. The Compensation Committee at its discretion was able to adjust the base salary or grant options to Mr. Brunet based on his performance as well as the Company's performance. Mr. Brunet was eligible to participate in any Executive Short Term Incentive Plan which the Company may adopt in the future. Pursuant to the Brunet Agreement, Mr. Brunet had a $750 per month car allowance.

    In February 1996, Mr. Brunet resigned as an employee of the Company. Effective February 1, 1996 the Company entered into a one year consulting agreement with Mr. Brunet pursuant to which he receives a consulting fee of $20,348 per month. In addition, Mr. Brunet was granted an option to purchase 50,000 shares of the Company's common stock in February 1996 at an exercise price of $1.03 per share, the then current fair market price of the Company's common stock. The option vests over a twelve month period. In connection with Mr. Brunet's resignation, he agreed to the termination of options granted to him previously to purchase 425,000 shares. See also "EXECUTIVE COMPENSATION AND OTHER MATTERS--"Certain Transactions."

    In June 1995, the Company entered into an employment agreement with M. Peter Thomas to serve as President and Chief Executive Officer (the "Thomas Agreement"). The term of the Thomas Agreement is June 26, 1995 through June 25, 1997. Pursuant to the Thomas Agreement, Mr. Thomas will be paid a base annual salary of $220,000. Upon signing the Thomas Agreement, Mr. Thomas was granted options to purchase 100,000 shares of Common Stock of the Company at an exercise price of $2.75 per share, the fair market value of the Company's Common Stock on the date of grant. The Compensation Committee at its discretion may adjust the base salary or grant options to Mr. Thomas based on his and the Company's performance during or after each fiscal year. Mr. Thomas is eligible to participate in any Executive Short Term Incentive Plan which the Company may adopt in the future.

    In June 1995, Rajiv Jaluria resigned as Chief Operating Officer and a director of the Company. Subsequent to that event, the Company entered into a one-year consulting agreement with Mr. Jaluria commencing June 30, 1995. Mr. Jaluria is no longer an employee of the Company.

    In May 1994, the Company entered into a three-year employment agreement, effective March 14, 1994, with Kenneth W. Schneider (the "Schneider Agreement"). Pursuant to the Schneider Agreement, Mr. Schneider would serve as Executive Vice President and Chief Financial Officer of the Company for a base annual salary of $165,000, subject to adjustments, and, commencing March 14, 1994, annual option grants to purchase 20,000 shares of the Company's Common Stock under the Company's 1994 Stock Option Plan based on meeting certain performance objectives. Pursuant to the Schneider Agreement, in March 1994, Mr. Schneider was granted an option to purchase 20,000 shares of Common Stock at an exercise price of $11.75. In May 1994, this option, along with certain other options to purchase an aggregate of 100,000 shares of Common Stock of the Company, was canceled and Mr. Schneider was granted an option to purchase an aggregate of 120,000 shares of the Company's Common Stock at an exercise price of $8.00 per share, 100,000 shares of which vest in equal monthly installments over the three-year period from the original date of grant and 20,000 shares of which vest in equal monthly installments over the two-year period commencing from the original date of grant. In December 1994, Mr. Schneider was granted an option to purchase 5,000 shares with an exercise price of $4.19 per share, the fair market value of the Company's Common Stock at the date of grant, and in June 1995, an option to purchase 15,000 shares with an exercise price of $2.75 per share, the fair market value of the Company's Common Stock at the date of grant. The Schneider Agreement also contained inventions assignment and confidentiality provisions in favor of the Company.

    In February 1996, the Company entered into a Severance Agreement with Mr. Schneider (the "Schneider Severance Agreement") which supersedes and replaces the Schneider Agreement. The Schneider Severance Agreement provides for Mr. Schneider to be paid six months salary in equal monthly installments over a six month period in the event Mr. Schneider is terminated without cause as defined therein. Additional monthly payments may be due if Mr. Schneider does not secure new employment within a twelve month period from the date of termination.

    Effective as of July 31, 1991, the Company entered into a five-year employment agreement with Robert P. McNamara, Ph.D (the "McNamara Employment Agreement"). The McNamara Employment Agreement provided for base compensation of $129,000 per annum, an annual bonus equal to not less than 25% of the base salary upon achievement of certain annually established performance objectives and an annual bonus of up to 100% of the base salary upon the achievement of specific business objectives defined in conjunction with the Company's Board of Directors. In March 1994, the Board of Directors approved an increase in the annual base salary payable to Dr. McNamara to $165,000, which increase was originally granted in lieu of a bonus payment based on performance objectives. In the event the Company terminates his agreement without cause, Dr. McNamara would be entitled to a payment of two years' salary, plus guaranteed bonuses.

    The Company's Option Plans provide that, in the event of (i) a sale or exchange by the stockholders of all or substantially all of the Company's voting stock or certain merger or consolidations in which the Company is not the surviving corporation or to which the Company is a party in which the stockholders of the Company do not retain directly or indirectly beneficial ownership of at least a majority of the voting stock of the Company, (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company other than to one or more subsidiary corporations, or (iii) a liquidation or dissolution of the Company, the Board of Directors of the Company may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the 1994 Stock Option Plan. To the extent that the options outstanding under the Option Plans are not assumed, substituted for, or exercised prior to such event, they will accelerate and become exercisable in full immediately prior to such event for a period of fifteen (15) days from the date of notice, and will terminate upon expiration of the notice. As a result of an amendment to the Option Plans effective as of November 17, 1995, options granted after such date do not contain the aformentioned provisions regarding acceleration of vesting.

    COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

    Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with, except that statements of changes in beneficial ownership for Paul C. O'Brien and Craig J. Brunet were not timely filed, in each case for one transaction.

    CERTAIN TRANSACTIONS. In June 1995, Craig J. Brunet resigned his positions as President and Chief Executive Officer of the Company and agreed with the Company to supersede and replace his then existing employment contract with a new contract. At that time, Mr. Brunet remained with the Company as its Chairman of the Board and as an employee.

    In February 1996, Mr. Brunet resigned as an employee of the Company. Effective February 1, 1996 the Company entered into a one year consulting agreement with Mr. Brunet pursuant to which he receives a consulting fee of $20,348 per month. See also "EXECUTIVE COMPENSATION AND OTHER
MATTERS--Employment Contracts and Termination of Employment and
Change-in-Control Arrangements."

    In June 1995, Rajiv Jaluria resigned as Chief Operating Officer and a director of the Company. Subsequent to that event, the Company entered into a one-year consulting agreement with Mr. Jaluria commencing June 30, 1995. Mr. Jaluria is no longer an employee of the Company. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

    In July 1991, the Company entered into a series of agreements with Entergy Enterprises, certain of which were amended in December 1991, March 1994 and May 1995.

    The agreements as amended through March 1994 included, among other things, the following: (i) a Product license Agreement granting Entergy Enterprises, a subsidiary of Entergy Corporation ("Entergy") (a) an exclusive worldwide license (with the Company retaining joint marketing rights) to make, use and sell the Company's core technology in the CCLM/AFS product, (b) and exclusive worldwide license to sublicense to electric, gas or water utilities (other than affiliates of Entergy Enterprises), the right to use the CCLM/AFS product, and to sell, lease or otherwise provide the CCLM/AFS product to customers or end users within their respective service territories, and (c) together with affiliates of Entergy Enterprises, an exclusive license to use the CCLM/AFS product, and to lease, sell or otherwise provide the CCLM/AFS product for use by customers and end users within the Entergy Corporation electric system; (ii) a common Stock Purchase Agreement relating to the sale to Entergy Enterprises of an equity interest in the Company for $3.5 million, and (iii) an Investor Rights Agreement.

    The original Product License Agreement between the Company and Entergy provided for funding by Entergy of development costs not to exceed $1 million; favored pricing to Entergy based upon the lowest prices then offered other purchasers; and an initial term of 30 years. In addition, the Product License Agreement provided for royalties of 5% on hardware sales and revenue sharing at 50% on all other revenues to specified customer categories. The March 1994 amendment to the Product License Agreement (the "Amended License Agreement") also provided for, among other things, the payment by Entergy to the Company of up to an additional $1 million in development costs relating to the CCLM/AFS product.

    In consideration for the Amended License Agreement, the Company agreed to pay Entergy an aggregate of $9 million (the "Company Obligation"), of which $2 million was paid upon execution of the Amended License Agreement and $7 million was payable in the form of an unsecured noninterest-bearing contractual obligation that will be payable after March 1998. The Company incurred a $7 million charge to operating results in the year ended March 31, 1994 reflecting the current value of the Company Obligation.

    In May 1995, the Amended License Agreement was further amended (the "Second Amendment") to provide for, among other things: (i) royalties payable to Entergy being reduced to 2% of net receipts received by the Company from sales of specified products to defined customer groups with further reductions in the royalty when specified events occur; (ii) license fee revenue sharing decreased to 10% with only licenses with certain qualifying utilities applicable; (iii) royalties in (i) and (ii) above continuing for a 10 year period following the repayment of the $7 million obligation; (iv) rescheduling the repayment of the $7 million obligation such that $3.5 million is due in March 1998 and $3.5 million is due in March 1999;
(v) royalty or license payments received by Entergy prior to repayment of the $7 million obligation are to reduce the obligation amount; (vi) elimination of Entergy's obligation to pay $1 million of additional development funding and the Company's obligation to repay $988,000 in customer advances (included in current liabilities at March 31,1995); and (vii) a reduction in Entergy's license rights under certain conditions.

    The Second Amendment restructured the license rights granted to Entergy under the Amended License Agreement. From the date of the Second Amendment, Entergy is not allowed to take action to license or sublicense under its license grants unless and until the earlier of: (i) the Company or its assignees, successors, partners, licensees, etc., fail for a period of one year to actively market CCLM products; or (ii) the Company or any successor becomes subject to the jurisdiction of a U.S. Bankruptcy Court or avails itself of some judicial or quasijudicial proceeding which provides relief to debtors which is not dismissed within ninety (90) days thereafter ("Bankruptcy Events"). Entergy's license rights shall expire fourteen (14) months following the timely payment of the Company Obligation. After said fourteen (14) month period, Entergy shall have an exclusive nontransferable perpetual license: (i) to sublicense to entities, other than its Affiliates within its service territory, whose principal business is the electric, gas or water utility business ("Qualifying Utilities"), the right to manufacture (or have manufactured) and use, and to sell, lease and otherwise provide to customers or end users, the CCLM/AFS for use exclusively within its service territories; and (ii) to lease or sell or otherwise provide to Qualifying Utilities the CCLM/AFS for use within its service territories. Ten percent (10%) of any license or sublicense fees received by Entergy from Qualifying Utilities for use in its service territory shall be paid to the Company (without any Right to Use fees). Both parties agreed that each party has fully discharged all contractual, financial and performance obligations to the other; and each party releases any and all claims that either party may have against the other as of the date of the Second Amendment.

    Because Entergy Corporation is a registered holding company under the Securities Act of 1935 (the "35 Act"), these and other transactions relating to the involvement of Entergy with the Company in licensing the CCLM/AFS product were required to be approved under the '35 Act by the Securities and Exchange Commission. Entergy has advised the Company that it received authority under the '35 Act to license the CCLM/AFS product to enable it to provide and sublicense energy management and other utility applications and to purchase the Company's securities.

    The Company has recorded $566,000, $626,000 and $1,132,000 for the years ended March 31, 1994, 1995 and 1996, respectively, for revenue under joint development, field trial and product sale arrangements with Entergy. Included in accounts receivable as of March 31, 1995 were $1,499,000 ($499,000, net of deferred revenue), due from Entergy. No amounts were outstanding at March 31, 1996. In addition, during fiscal 1995 Entergy advanced the Company $1,000,000 against future purchases with the balance of $988,000 included in customer advances at March 31, 1995. During the first quarter of fiscal 1996 the Company's $1,000,000 obligation was offset in satisfaction of the amounts due from Entergy related to additional development costs.

                              STOCK PERFORMANCE GRAPH(1)

    The following line graph compares, for the period commencing on July 22, 1992, the date of the Company's initial public offering, and ending on March 29, 1996, the cumulative total stockholder return on the Company's Common Stock with the CRSP Total Return Index for (i) the NASDAQ Stock Market (US Companies) and
(ii) Nasdaq Stocks (SIC 3570-3579 US Companies) Computer and Office Equipment.

                           PERFORMANCE GRAPH

- - -------------------------------------------------------------------------------

03/28/91     03/31/92    03/31/93     03/31/94     03/31/95     03/29/96
- - --------     --------    --------     --------     --------     --------

                           221.6         121.6        47.3          24.3
    83.9        106.9      123.0         132.7       147.6         200.4
   113.9        115.5      130.3         130.3       160.1         253.5

SYMBOL:
        _________________  [BOX]      FIRST PACIFIC NETWORKS, INC.
        _ _ _ _____ _ _ _  [STAR]     Nasdaq Stock Market (US Companies)
        _ _ _ _ _ _ _ _ _  [TRIANGLE] NASDAQ Stocks (SIC 3570-3579 US Companies)
                                      Computer and Office Equipment


NOTES:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for each line graph was set to $100.0 on July 22, 1992.

- - -------------------------------------------------------------------------------

(1) The Stock Performance Graph assumes $100 was invested on July 22, 1992, the date of the Company's initial public offering, at the closing sales price of the Company's Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

            REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


    The Compensation Committee is responsible for developing and communicating recommendations to the Board of Directors with respect to the Company's executive compensation polices, and determines, pursuant to authority delegated by the Board of Directors, the compensation (including stock options) to be paid to the Chief Executive Officer and all executive officers reporting to the Chief Executive Officer and all other officers reporting to them. The Company has also engaged the services of outside compensation consultants to assist the Compensation Committee in obtaining independent compensation data and formulating compensation packages for executives of the Company.

    The Company is at a relatively early stage of its development and has not yet received significant revenues from the sale of products based on its technology. Consequently, the Compensation Committee does not believe it appropriate to base its compensation decisions solely on traditional financial measures of performance, including return on equity or sales. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and enable the Company to attract and retain qualified executives. Target levels of overall executive compensation are intended to be consistent with those of others in the Company's industry, but are increasingly being weighted toward corporate performance in accordance with the Company's long-term strategic plan.

    The Company's executive officer compensation program is comprised of base salary, short-term incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical plans generally available to all employees of the Company.

    BASE SALARY. Base salary levels for the Company's executive officers together with option grants and benefits are intended to be competitively set relative to companies of comparable size and stage of development within the telecommunications and high-technology industries in the Company's geographic area. In determining base salaries, the Compensation Committee also takes into account individual experience and performance as well as specific issues relating to the Company. Except for Kenneth W. Schneider, the base salaries of all of the named executive officers is determined in accordance with the terms of employment agreements between the Company and such executive officers, and are based on the foregoing factors.

    SHORT TERM INCENTIVE COMPENSATION. The Compensation Committee may periodically award cash bonuses to executives in order to provide a direct financial incentive for the achievement of agreed upon individual and Company objectives. The amount of the bonus is determined based upon the Compensation Committee's review of the Company's financial condition, evaluation of each executive's performance and in accordance with the incentive plan formula. During the fiscal year ended March 31, 1996, the Company had no specified short term incentive compensation plan due to its financial position; accordingly, no executive bonuses were paid. In the future, the criteria for bonus payments to executive officers, if any, will be determined by individual and Company performance.

    STOCK OPTION PROGRAM. The stock option plans are the Company's long-term incentive plan for executive officers and other selected employees. The objective of the program is to retain and motivate executives to improve long-term stock performance. The Compensation Committee recommends to the Board the grant of stock options throughout the year to employees and consultants, including the named executive officers, in recognition of significant accomplishments. Stock options are generally granted at the prevailing market value and will only have value if the Company's stock increases. Generally, grants made by the Compensation Committee vest monthly in equal amounts over three years. Executives and other employees must be employed by the Company at the time of vesting in order to exercise the options except as otherwise provided pursuant to employment agreements with certain executive officers.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In June 1995, the Company entered into a two-year employment agreement, effective June 26, 1995, with M. Peter Thomas, the Company's President and Chief Executive Officer. Mr. Thomas' agreement, as determined by a recommendation from the Compensation Committee and approved by the Board of Directors, was based upon competitive analysis and negotiations with Mr. Thomas, and provides for Mr. Thomas to serve as the Company's President and Chief Executive Officer for the base annual salary of $220,000. Upon signing the agreement, Mr. Thomas was granted an option to purchase 100,000 shares of the Company's Common Stock under the Company's 1994 Stock Option Plan. Mr. Thomas will also participate in an executive compensation plan under development by the Company. If the Company terminates the agreement upon a change in control (as defined in the agreement), Mr. Thomas will be entitled to a cash payment in an amount equal to his base annual salary for the remaining term of the agreement along with an acceleration of the vesting of any then exercisable stock options previously granted to Mr. Thomas under the Company's stock option plans, with one year in which to exercise such options.

                                             COMPENSATION COMMITTEE

                                             Samuel R. Dunlap, Jr.
                                             Paul C. O'Brien
                                             William A. Wilson
                                             Bill B. May, Ph.D.

          AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
                TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY

    INCREASE OF AUTHORIZED CAPITAL. At the Annual Meeting, stockholders will be asked to consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized Common Stock from 55,000,000 shares to 90,000,000 shares. As of July ____ , 1996, there were ___________ shares of Common Stock outstanding,______________ shares reserved for issuance under the Company's Option Plans and Employee Stock Purchase Plan, ___________ shares reserved for issuance upon conversion of the Company's Series E Preferred Stock and __________ shares reserved for issuance under the Company's outstanding warrants. The Company has experienced significant operating losses to date and expects to incur continuing operating losses for the foreseeable future. This has resulted in a significant depletion of the Company's cash resources which has required and will require the Company, in the future, to obtain additional financing in order to continue its existence. The additional shares of Common Stock to be authorized would be available for necessary future financing transactions, stock dividends or splits and other corporate purposes. Having such shares available for issuance in the future would give the Company greater flexibility and allow shares of Common Stock to be issued without the expenses and delay of a special stockholders' meeting. The additional shares of Common Stock would be available for future issuance without further action by the stockholders unless such is required by applicable law or the rules of any stock exchange on which the Company's Common Stock may be listed. While the Company is currently discussing with potential investors possible financing alternatives, no definitive arrangements have been reached.

    The stockholders of the Company do not have preemptive rights under the Restated Certificate of Incorporation and the stockholders of the Company will not have such rights with respect to the additional authorized shares of Common Stock.

    VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION. The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each have the same effect as a negative vote on this proposal.

    The Board believes that the proposed amendment to the Company's Restated Certificate of Incorporation is in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK FROM 55,000,000 SHARES TO 90,000,000 SHARES.

                            RATIFICATION OF APPOINTMENT OF
                               INDEPENDENT ACCOUNTANTS

    The Management of the Company recommends a vote for the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants. Coopers & Lybrand L.L.P. has been the Company's independent accountants since the Company's inception in 1987. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

                                STOCKHOLDER PROPOSALS

    The Annual Meeting of Stockholders for the fiscal year ending March 31, 1997 is expected to be held in September 1997. All proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders for the fiscal year ending March 31, 1997 must be received at the Company's executive office no later than March 31, 1997, for inclusion in the Proxy Statement and form of proxy related to that meeting.

                                  By Order of the Board of Directors,





                                  Kenneth W. Schneider
                                  SECRETARY

Dated:  July 29, 1996

                                PRELIMINARY COPY

                          FIRST PACIFIC NETWORKS, INC.

                    Proxy for Annual Meeting of Stockholders

                       Solicited by the Board of Directors



     The undersigned hereby appoints Kenneth W. Schneider and Howard J. Eng, and or either, as proxy with the power of substitution to vote and act on and consent in respect to any and all shares of the stock of First Pacific Networks, Inc., held or owned by or standing in the name of the undersigned on the Company's books on July 26, 1996, at the Annual Meeting of Stockholders of the Company to be held at The Beverly Heritage Hotel, 1820 Barber Lane, Milpitas, California 95035 at 10:00 a.m. Pacific Daylight Time on Tuesday, September 17, 1996, and any continuation or adjournment thereof, with all power the undersigned would possess if personally present at the meeting.

     The undersigned hereby directs and authorizes said proxies, and each of them, or their substitutes, to vote as specified herein with respect to the proposals listed in paragraphs 1, 2, and 3 on the reverse side, or if no specification is made, to vote in favor thereof.

     The undersigned hereby further confers upon said proxies, and each of them, or their substitutes, discretionary authority to vote in respect to all other matters, which may properly come before the meeting or any continuation or adjournment thereof.

     The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company,
(2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended March 31, 1996.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

- - --------------------------------------------------------------------------------
                           *  FOLD AND DETACH HERE  *

Please mark your votes as indicated in this example    /X/

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

1.   Election of the following director:

/ /  FOR the nominee listed below (except as marked to the contrary below.)

/ /  WITHHOLD AUTHORITY to vote for the nominee listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name below.)

Robert P. McNamara, Ph.D.

2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the
          Company's Common Stock from 55,000,000 shares to 90,000,000 shares.

/ /  FOR   / /  AGAINST  / /  ABSTAIN

3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending March 31, 1996.

/ /  FOR   / /  AGAINST  / /  ABSTAIN


     Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their full title. Please date the Proxy.

Dated:           ,1996
       ----------

Signature(s):
               -------------------------------------

               -------------------------------------

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

[ ]  CHECK HERE FOR ADDRESS CHANGE.

[ ]  CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.


- - --------------------------------------------------------------------------------
                           *  FOLD AND DETACH HERE  *